Exhibit 10.03

THIRD AMENDMENT

THIS THIRD AMENDMENT (the “Amendment”) is made and entered into as of the 14th day of March, 2003, by and between WA-SUNSET NORTH BELLEVUE, L.L.C., a Washington limited liability company (“Landlord”), and EXPEDIA, INC., a Washington corporation (“Tenant”).

RECITALS

A.	Landlord (formerly known as EOP-Sunset North Bellevue, L.L.C., a Washington limited liability company) and Tenant are parties to that certain lease dated September 12, 2002 (the “Original Lease”), which lease has been previously amended by instruments dated October 28, 2002 (“First Amendment”) and March 14, 2003 (“Second Amendment”) (the Original Lease, as so amended, being referred to herein as the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 56,724 rentable square feet (the “Existing Premises”) described as Suite 100 and Suite 200 on the 1st and 2nd floors of the building commonly known as Sunset North Building 4 located at 3150 139th Avenue SE, Bellevue, Washington (the “Building”).

B.	Tenant has requested that additional space containing approximately 31,755 rentable square feet described as Suite 300 on the 3rd floor of the Sunset North Building 3 (“Building 3”) shown on Exhibit A hereto (the “May 2003 Expansion Space”) be added to the Existing Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.	Expansion and Effective Date. Effective as of May 1, 2003 (the “May 2003 Expansion Effective Date”), the Premises, as defined in the Lease, is increased from 56,724 rentable square feet on the 1st and 2nd floors of the Building to 88,479 rentable square feet on the 1st and 2nd floors of the Building and the 3rd floor of Building 3 by the addition of the May 2003 Expansion Space, and from and after the May 2003 Expansion Effective Date, the Existing Premises and the May 2003 Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease. The Term for the May 2003 Expansion Space shall commence on the May 2003 Expansion Effective Date and end on the Termination Date. The May 2003 Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Existing Premises unless such concessions are expressly provided for herein with respect to the May 2003 Expansion Space. The May 2003 Expansion Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the May 2003 Expansion Space for any reason (other than Tenant Delays), including but not limited to, holding over by prior occupants. Any such delay in the May 2003 Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the May 2003 Expansion Effective Date is delayed, the Termination Date under the Lease shall not be similarly extended.

II.	Base Rent. In addition to Tenant’s obligation to pay Base Rent for the Existing Premises, Tenant shall pay Landlord Base Rent for the May 2003 Expansion Space as follows:

Period	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent
05/01/03 – 04/30/04	$0	$0	$0
05/01/04 – 10/31/04	$8.00	$254,040.00	$21,170.00
11/01/04 – 09/30/09	$15.00	$476,325.00	$39,693.75

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

III.	Additional Security Deposit. Within 30 days following mutual execution of this Amendment, the Security Deposit shall increase by $378,215.00 and Tenant shall either provide Landlord an additional Letter of Credit in the amount of $378,215.00 (“2003

Additional Letter of Credit”) or a replacement Letter of Credit in the amount of $1,055,783.00 (“2003 Replacement Letter of Credit”) which becomes part of the Security Deposit held by Landlord as provided under Section VI of the Lease as security for payment of Rent and the performance of the other terms and conditions of the Lease by Tenant. Accordingly, simultaneous with the execution hereof, the Security Deposit is increased from $677,568.00 to $1,055,783.00.

IV.	Tenant’s Pro Rata Share. For the period commencing with the May 2003 Expansion Effective Date and ending on the Termination Date, Tenant’s Pro Rata Share for the May 2003 Expansion Space is 6.8288%.

V.	Expenses and Taxes. For the period commencing May 1, 2004, and ending on the Termination Date, Tenant shall pay for Tenant’s Pro Rata Share of Expenses and Taxes applicable to the May 2003 Expansion Space in accordance with the terms of the Lease.

VI.	Improvements to May 2003 Expansion Space.

A.	Condition of May 2003 Expansion Space. Tenant has inspected the May 2003 Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

B.	Responsibility for Improvements to May 2003 Expansion Space. Tenant may perform improvements to the May 2003 Expansion Space in accordance with the Work Letter attached hereto as Exhibit B and Tenant shall be entitled to an improvement allowance in connection with such work as more fully described in Exhibit B.

VII.	Early Access to May 2003 Expansion Space. Tenant shall have access to the May 2003 Expansion Space at any time after the mutual execution of this Third Amendment for the purposes of space planning and constructing the Initial Alterations (as defined in the Work Letter attached hereto as Exhibit B). During any period that Tenant shall be permitted to enter the May 2003 Expansion Space prior to the May 2003 Expansion Effective Date (e.g., for the purposes of space planning and constructing the Initial Alterations), Tenant shall comply with all terms and provisions of the Lease, except those provisions requiring payment of Base Rent or Additional Rent as to the May 2003 Expansion Space. If Tenant takes possession of the May 2003 Expansion Space prior to the May 2003 Expansion Effective Date for any reason whatsoever (other than for the purposes of space planning and constructing the Initial Alterations with Landlord’s prior approval), such possession shall be subject to all the terms and conditions of the Lease and this Amendment.

VIII.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

A.	Telecommunications Cabling and Conduit. As of the May 2003 Expansion Effective Date, Exhibit E of the Original Lease, Section XVIII, “Telecommunications Cabling and Conduit,” Paragraph A.1(b) is amended to include within the definition of “Tenant’s Cable”: one additional 4” conduit from Building 3 to Building 4, in which Tenant will install four (4) 1” interducts. Tenant will initially have the right to use all 4 such interducts; however if Tenant initially uses less than all four interducts, Landlord will not permit a third party to use the remaining interducts during the Term of the Lease without first offering the use of the same to Tenant.

B.	Exterior Signage. Exhibit E of the Original lease, Section XI, “Exterior Signage,: is amended by the addition of the following:

(d)	May 2003 Expansion. Upon the May 2003 Expansion Effective Date, Tenant shall have the right to install exterior signage of a size approved by Landlord in writing on the west face of Building 3 in the location currently used for the Onyx sign.

C.	Building 3 CDC Closet. Upon mutual execution of this Third Amendment, Landlord shall permit Tenant non-exclusive (provided that access rights shall be limited to Tenant and Landlord) access to the CDC closet located on the fourth (4th) floor of Building 3 for the purpose of building and operating a network and telecommunications center in accordance with Landlord’s reasonable guidelines. Landlord and Tenant deem the square footage of the CDC closet to be 1,511 square feet. Tenant shall not be obligated to pay Base Rent or Additional Rent on the CDC closet space until such time as Tenant occupies the balance of the 4th floor or July 1, 2004, whichever date is earlier. Landlord shall provide Tenant access to the 4th floor via card key.

D.	Building 3 Must Take Space. Exhibit E of the Original lease, Section IV, “Building 3 Must Take Space,” is deleted and the following substituted therefor:

“IV.	Building 3 Must Take Space.

A.	Tenant hereby leases from Landlord and Landlord hereby leases to Tenant the entire 4th and 5th floors in Building 3, consisting of approximately 63,418 square feet of rentable area (the “Building 3 Must Take Space”). The Term with respect to the Building 3 Must Take Space shall commence on July 1, 2004 (the “Building 3 Must Take Space Commencement Date”), and shall terminate on the Termination Date. Upon the determination of the location and configuration of the Building 3 Must Take Space, Landlord will deliver to Tenant a confirmation of the actual rentable square footage of the Building 3 Must Take Space.

B.	The Building 3 Must Take Space is leased by Tenant pursuant to all of the terms and conditions of the Lease, with the exception that Landlord will provide the Building 3 Allowance, as described below, and Base Rent for the Building 3 Must Take Space, shall be payable pursuant to the following table (provided that the “Annual Base Rent” and “Monthly Base Rent” columns assume that the Building 3 Must Take Space is 63,418 square feet, and the actual Annual and Monthly Base Rent shall be adjusted based on the actual rentable square footage of the Building 3 Must Take Space):

Building 3 Must Take Space

Period	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent
07/01/04 – 07/31/04	$14.00	$887,852.04	$73,987.67
08/01/04 – 09/30/09	$15.00	$951,270.00	$79,272.50

C.	Tenant’s Pro Rata Share. For the period commencing with the Building 3 Must Take Space Commencement Date and ending on the Termination Date, Tenant’s Pro Rata Share, for the Building 3 Must Take Space only, shall be a percentage equal to the percentage of the total Buildings square footage (465,013) consisting of the Building 3 Must Take Space. For example, if the Building 3 Must Take Space consists of 63,418 square feet, Tenant’s Pro Rata Share for the Building 3 Must Take Space only shall be 13.6379%.

D.	Improvements to Building 3 Must Take Space.

1.	Tenant agrees to accept the Building 3 Must Take Space in its current, “as is” condition without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements except as follows: Landlord shall deliver the Building 3 Must Take Space to Tenant broom-clean, free of debris and personal property of prior occupants as described above and with all utility systems, fixtures and equipment serving the Building 3 Must Take Space in good operating condition. Prior to Tenant’s occupancy of the Building 3 Must Take Space, Landlord and Tenant will jointly tour the Building 3 Must Take Space to create a “punchlist” of existing damage in the Building 3 Must Take Space. Tenant shall have no obligation to repair any damage to the Building 3 Must Take Space which existed prior to Tenant’s occupancy, as noted on such “punchlist”; additionally, Tenant shall have no obligation to remove any alterations or improvements made to the Building 3 Must Take Space by any prior occupant, or to restore any improvements that were removed from the Building 3 Must Take Space by any prior occupant.

2.	Subject to the application of the Building 3 Allowance (defined below), any improvements to the Building 3 Must Take Space will be at Tenant’s cost. Landlord shall make available to Tenant an allowance of $40.00 per rentable square foot of the Building 3 Must Take Space (the “Building 3 Allowance”) for Tenant’s use in constructing initial tenant improvements within the Building 3 Must Take Space (“Initial Building 3 Alterations”). The Building 3 Allowance shall be made available to Tenant in monthly increments as Initial Building 3 Alterations are completed. The Building 3 Allowance may be used for design and hard costs in connection with the Initial Building 3 Alterations, as well as permitting costs and Landlord’s costs as provided in Section IX.C.1 of the Lease. The Building 3 Allowance, less a 10% retainage (which retainage shall be payable as part of the final draw), shall be paid to Tenant in periodic disbursements within 30 days after receipt of the following documentation: (i) an application for payment and sworn statement of Tenant’s contractor substantially in the form of AIA Document G-702 covering all work for which disbursement is to be made to a date specified therein; (ii) a certification from an AIA architect substantially in the form of the Architect’s Certificate for Payment which is located on AIA Document G702, Application and Certificate of Payment; (iii) contractor’s, subcontractor’s and material supplier’s waivers of liens which shall cover all Initial Building 3 Alterations for which disbursement is being requested and all other statements and forms required for compliance with the mechanics’ lien laws of the state in which the Building 3 Must Take Space is located, together with all such invoices, contracts, or other supporting data as Landlord or Landlord’s Mortgagee (if any) may reasonably require; and (iv) a request to disburse from Tenant containing an approval by Tenant of the work done and a good faith estimate of the cost to complete the Initial Building 3 Alterations. Upon completion of the Initial Building 3 Alterations, and prior to final disbursement of the Building 3 Allowance, Tenant shall furnish Landlord with: (1) general contractor and architect’s completion affidavits, (2) full and final waivers of lien, (3) receipted bills covering all labor and materials expended and used, (4) as-built plans of the Initial Building 3 Alterations, and (5) the certification of Tenant and its architect that the Initial Building 3 Alterations have been installed in a good and workmanlike manner in accordance with the plans approved by Landlord, and in accordance with applicable laws, codes and ordinances. In no event shall Landlord be required to disburse the Building 3 Allowance more than one time per month. If the estimated cost of constructing the Initial Building 3 Alterations exceeds the Building 3 Allowance, Tenant shall be entitled to the Building 3 Allowance in accordance with the terms hereof, but each individual disbursement of the Building 3 Allowance shall be disbursed in the proportion that the Building 3

Allowance bears to the total cost for the Initial Building 3 Alterations, less the 10% retainage referenced above. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Building 3 Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured.

3.	Any improvements to the Building 3 Must Take Space shall be subject to the provisions of Exhibit D. The Building 3 Must Take Space Commencement Date shall not be postponed or delayed if the Initial Building 3 Alterations are incomplete on the Building 3 Must Take Space Commencement Date, except to the extent such lack of completion is due solely to the acts of Landlord, in which event the Building 3 Must Take Commencement Date shall be delayed on a day-for-day basis for each day that completion of such work is delayed and due to Landlord’s acts (in any event, Tenant will give Landlord prompt notice of any alleged delay caused by Landlord, in order to allow Landlord to investigate and remedy, to the extent necessary, any such delay). Subject to the provisions of Section V, any delay in the completion of the Initial Building 3 Alterations shall not subject Landlord to any liability for any loss or damage resulting therefrom.

4.	Notwithstanding anything to the contrary in this Section IV, Landlord grants Tenant the right to enter the Building 3 Must Take Space up to 90 days prior the Building 3 Must Take Space Commencement Date, at Tenant’s sole risk, solely for the purposes of constructing the Initial Building 3 Alterations and installing telecommunications and data cabling, fixtures, furniture and equipment or other personal property, in the Building 3 Must Take Space. If Landlord is delayed in delivering possession of the Building 3 Must Take Space, Landlord will use reasonable efforts to obtain possession of the Building 3 Must Take Space. In the event Landlord does not provide Tenant with access to the Building 3 Must Take Space at least 90 days prior to the Building 3 Must Take Space Commencement Date, the Building 3 Must Take Space Commencement Date shall be postponed to be the day that is 90 days after the date that Landlord first grants Tenant the right to enter the Building 3 Must Take Space in accordance with this Section IV.D.4.”

E.	Condition Precedent to Parties’ Obligation with Respect to Building 3 Must Take Space. The condition precedent defined in Section I of the First Amendment, “Condition Precedent to Parties’ Obligation with Respect to Building 3 Must Take Space,” has been satisfied and Section I of the First Amendment is henceforth deleted.

IX.	Miscellaneous.

A.	This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

B.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

C.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

D.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

E.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

F.	Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment except Equity Office Properties Management Corp. (“Landlord’s Broker”). Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers, including Landlord’s Broker, claiming to have represented Landlord in connection with this Amendment.

G.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

WA-SUNSET NORTH BELLEVUE, L.L.C., a Washington limited liability company

By:	Equity Office Management, L.L.C., a Delaware limited liability company, its non-member manager

	By:	/s/ M. PATRICK CALLAHAN
	Name:	M. Patrick Callahan
	Title:	Senior Vice President Seattle Region

TENANT: EXPEDIA, INC., a Washington corporation

By:	/s/ MICHAEL K. DAY
Name:	Michael K. Day
Title:	SVP Operations

THIS PAGE IS REQUIRED IF PROPERTY IS IN DELAWARE,

MICHIGAN, OHIO, UTAH OR WASHINGTON STATE

LANDLORD ACKNOWLEDGMENTS

STATE OF Washington	)
COUNTY OF King	) ss:

I, the undersigned, a Notary Public, in and for the County and State aforesaid, do hereby certify that Pat Callahan, personally known to me to be the Sr. Vice President of Equity Office Properties Trust, a Maryland real estate investment trust, and personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that as such officer of said entity being authorized so to do, (s)he executed the foregoing instrument on behalf of said entity, by subscribing the name of such entity by himself/herself as such officer, as a free and voluntary act, and as the free and voluntary act and deed of said entity, for the uses and purposes therein set forth.

GIVEN under my hand and official seal this 14 day of March, 2003.

Notary Public	TANYA M. HOPKINS

Printed Name	TANYA M. HOPKINS

Residing at:

My Commission Expires: 9-19-04

TENANT ACKNOWLEDGMENTS

STATE OF Washington	)
COUNTY OF King	) ss:

On this the 7th day of March, 2003, before me a Notary Public duly authorized in and for the said County in the State aforesaid to take acknowledgments personally appeared Michael K. Day known to me to be Sr. Vice President of Expedia, Inc., one of the parties described in the foregoing instrument, and acknowledged that as such officer, being authorized so to do, (s)he executed the foregoing instrument on behalf of said corporation by subscribing the name of such corporation by himself/herself as such officer and caused the corporate seal of said corporation to be affixed thereto, as a free and voluntary act, and as the free and voluntary act of said corporation, for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public	ELLEN S. AUSMUS

Printed Name	ELLEN S. AUSMUS

Residing at: Seattle

My Commission Expires: 11/10/04